December 19, 2016
Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Re:	Nationwide Life and Annuity Insurance Company
Nationwide VL Separate Account-G
Registration Statement
Ladies and Gentlemen:
I have acted as counsel to Nationwide Life and Annuity Insurance Company (the "Company"), an Ohio insurance company, and its Nationwide VL Separate Account-G (the "Separate Account") in connection with the registration of an indefinite number of securities issued through the Separate Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined the registration statement on Form N-6, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:
(1)	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance policies and annuity contracts.
(2)	The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the State of Ohio.
(3)	The issuance and sale of the Individual Flexible Premium Adjustable Variable, Fixed, and Index-Linked Universal Life Policies (the "Policies") have been duly authorized by the Company. The Policies will be legal and binding obligations of the Company.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form N-6 for the Policies and the Separate Account.
Sincerely,
/s/ Stephen M. Jackson
Stephen M. Jackson
Managing Counsel
Nationwide Life and Annuity Insurance Company
Home Office: One Nationwide Plaza	Nationwide Insurance
Columbus, Ohio 43215-2220	Nationwide Financial
Legal Counsel to the Nationwide Insurance Companies and their Associated Companies